EXHIBIT 11.1

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              SIX MONTHS ENDED JUNE 30,
                                       --------------------------------------
                                          1997                        1996
                                       ----------                 -----------
Weighted average shares
    outstanding                             7,200                       4,473
Common Stock equivalents:
    Stock options granted                                                  37
    Warrants granted                                                       47
                                       ----------                 -----------


Weighted average number of shares used in
    computing net income(loss) per share    7,200                       4,557
                                       ==========                 ===========
  Net income (loss)                    $   (1,759)                $       156
                                       ==========                 ===========
  Net income (loss) per
    common shares                      $    (0.24)                $      0.03
                                       ==========                 ===========

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